UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2015

Great Lakes Dredge & Dock Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33225	20-5336063
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2122 York Road

Oak Brook, Illinois 60523

(Address of principal executive offices)

(630) 574-3000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Great Lakes Dredge & Dock Corporation (the “Company”) announced today that Maryann A. Waryjas, Senior Vice President, Chief Legal Officer and Corporate Secretary of the Company, will resign from her positions with the Company effective November 10, 2015 (the “Separation Date”). The Company and Ms. Waryjas entered into a Separation Agreement (the “Agreement”) to such effect on October 9, 2015.

In accordance with the terms of the Agreement, Ms. Waryjas will receive the following:

•	A total amount of $502,500, which is equivalent to eighteen months of Ms. Waryjas’s base salary, payable in equal installments over an eighteen month period.

•	An additional lump sum in the amount of $219,350, which is equivalent to one and one-half times the average of Ms. Waryjas’s actual annual bonus (on an annualized basis) and the Supplemental Savings Plan benefits over three years (or shorter period) immediately preceding the Separation Date, payable when annual bonus payments, if any, are made to other Company executives, but no later than March 15, 2016.

•	A pro rata portion of Ms. Waryjas’s annual bonus at target level, which is equal to $129,410.50, payable as a single lump sum on the Company’s first regularly scheduled pay date following the Separation Date.

•	Eighteen months of age and service credit for any unvested equity awards, measured from the Separation Date.

•	Typical employer subsidization of COBRA costs for up to eighteen months following the Separation Date.

The foregoing summary description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

The Company thanks Ms. Waryjas for her many contributions to the Company. Ms. Waryjas was instrumental in guiding the Company through various legal matters and favorably resolving those matters at a time that was critical for the Company.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Separation Agreement, dated October 9, 2015, between Great Lakes Dredge & Dock Corporation and Maryann A. Waryjas.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION

	By:	/s/ Mark W. Marinko
	Name:	Mark W. Marinko
	Title:	Senior Vice President and Chief Financial Officer

Dated: October 14, 2015